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                                                                     Exhibit 21

LIST OF SUBSIDIARIES

        1. Roadway Express International, Inc., a Delaware corporation
        2. TNL-Roadway S.A. de C.V., a Mexican corporation
        3. Roadway Express, B.V., a Netherlands corporation
        4. Roadway Express, (Canada), Inc., an Alberta corporation
        5. Roadway Express Special Services, Inc., an Ohio Corporation
        6. Transcontinental Lease S.A. de C.V., a Mexican corporation